Exhibit 99.1

(Logo Omitted)

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS THIRD QUARTER RESULTS

THOUSAND OAKS, Calif. – October 27, 2011 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Earnings per share from continuing operations of $0.91, an increase of 12.3%

•	Raising full year 2011 earnings outlook from continuing operations to $3.66 to $3.68 per share from $3.57 to $3.63

•	Third quarter 2011 includes a $2.8 million after-tax write off of an investment

•	Third quarter 2011 includes net income tax credits of $2.4 million compared with $2.9 million in the third quarter of 2010

•	Announcing stock buyback program of up to 2.5 million shares

Teledyne Technologies today reported third quarter 2011 sales from continuing operations of $496.4 million, compared with sales of $409.8 million for the third quarter of 2010, an increase of 21.1%. Net income from continuing operations including noncontrolling interest was $34.1 million ($0.91 per diluted share) for the third quarter of 2011, compared with $29.9 million ($0.81 per diluted share) for the third quarter of 2010, an increase of 14.0%. Net income including discontinued operations was $34.1 million ($0.91 per diluted share) for the third quarter of 2011, compared with $30.3 million ($0.82 per diluted share) for the third quarter of 2010. Net income for the third quarter of 2011 included a $2.8 million after-tax charge to write off the company’s minority investment in a private company. The third quarter of 2011 also included net tax credits of $2.4 million while the third quarter of 2010 included net tax credits of $2.9 million.

“We were pleased with our performance this quarter; sales increased 21.1% and earnings from continuing operations grew 12.3%,” said Robert Mehrabian, chairman, president and chief executive officer. “We continued our emphasis on higher margin commercial and international markets, as well as new product development. Gross margin increased 278 basis points compared to last year, but was partially offset by greater internal research and development spending as we develop new technologies and secure a healthy new product pipeline. During the third quarter we also received two customer-funded development contracts: one for our low-dosage digital CMOS medical x-ray sensors and another for new high-power subsea interconnects for offshore oil and gas production. Furthermore, organic growth in our instrumentation, imaging and electronics businesses was collectively 9.1%, and our Engineered Systems segment was awarded multi-year contracts with ceilings totaling almost $1.0 billion, providing a stabilized outlook in this business. With our diversified mix of industrial and growing international businesses, we believe we are positioned well to navigate an environment of volatile capital markets and economic uncertainty. Finally, given our strong cash flow and balance sheet, we have the flexibility not only to continue pursuing acquisitions, but also to repurchase shares.”

Review of Operations (Comparisons are with the third quarter of 2010, unless noted otherwise. The third quarter of 2010 results reflect a revised segment reporting structure and the classification of our piston engines businesses as a discontinued operation which was sold on April 19, 2011.)

Instrumentation

The Instrumentation segment’s third quarter 2011 sales were $157.1 million, compared with $142.5 million, an increase of 10.2%. Operating profit was $32.2 million, compared with operating profit of $28.8 million, an increase of 11.8%.

The 2011 sales increase resulted from $9.4 million in higher sales of environmental instrumentation products and $5.2 million in higher sales of marine instrumentation products. The higher sales for environmental instrumentation products reflected improved sales for substantially all product offerings. The higher sales for marine instrumentation primarily reflected increased sales of marine interconnect as well as marine survey systems, partially offset by reduced sales of geophysical sensors for the energy exploration market. The higher sales for marine instrumentation also included $2.6 million from a recent acquisition. The increase in operating profit reflected the impact of higher sales.

Digital Imaging

The Digital Imaging segment’s third quarter 2011 sales were $95.0 million, compared with $30.9 million, an increase of 207.4%. Operating profit was $2.3 million, compared with operating profit of $1.9 million, an increase of 21.1%.

The 2011 sales increase included $59.1 million in revenue from recent acquisitions, primarily the February 2011, acquisition of DALSA Corporation (“DALSA”), as well as higher organic sales. The increase in operating profit reflected the impact of higher sales, partially offset by increased intangible asset amortization of $2.8 million for recent acquisitions, as well as higher research and development spending.

Aerospace and Defense Electronics

The Aerospace and Defense Electronics segment’s third quarter 2011 sales were $171.2 million, compared with $155.5 million, an increase of 10.1%. Operating profit was $24.8 million, compared with operating profit of $13.5 million, an increase of 83.7%.

The 2011 sales increase resulted from $7.3 million of higher sales of microwave devices and interconnects, increased sales of $6.9 million from avionics products and electronic relays and higher sales of $1.5 million from electronic manufacturing services. The increased sales of microwave devices and interconnects included sales of $3.4 million from acquisitions as well as higher organic sales. The increase in operating profit reflected the impact of higher sales and product mix differences.

Engineered Systems

The Engineered Systems segment’s third quarter 2011 sales were $73.1 million, compared with $80.9 million, a decrease of 9.6%. Operating profit was $6.4 million, compared with operating profit of $8.2 million, a decrease of 22.0%.

The 2011 sales decrease reflected lower sales of $8.0 million from engineered products and services and lower energy systems sales of $2.4 million, partially offset by higher sales of $2.6 million from turbine engines resulting from increased sales for the Joint Air-to-Surface Standoff Missile (“JASSM”) program. The lower sales for engineered products and services primarily reflected higher sales for nuclear and other manufacturing programs, more than offset by lower sales for space and defense programs. Operating profit in 2011 reflected the impact of lower sales and lower margins for engineered products and services, partially offset by higher margins for turbine engines. Operating profit included pension expense of $0.4 million in the third quarter of 2011, compared with $0.4 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $2.2 million in the third quarter of 2011, compared with $1.7 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Discontinued Operations

On April 19, 2011, Teledyne completed the sale of its piston engines businesses for net cash proceeds of $187.9 million. This amount included an estimated working capital adjustment of $3.8 million and was net of $1.9 million in transaction costs. In the third quarter of 2011, Teledyne paid $3.8 million related to the final working capital adjustment and also paid $4.4 million in income taxes related to the sale. Teledyne expects to pay up to an additional $46.9 million in income taxes related to the sale in the fourth quarter of 2011.

Additional Financial Information

Cash Flow

Cash provided by operating activities from continuing operations was $52.9 million for the third quarter of 2011, compared with $17.5 million. The higher cash provided by operating activities from continuing operations reflected higher net income and lower pension contributions. Free cash flow from continuing operations (cash from operating activities less capital expenditures) was $43.2 million for the third quarter of 2011, compared with $11.4 million and reflected higher cash provided by operating activities, partially offset by higher capital spending. At October 2, 2011, total debt was $289.3 million, which included $250.0 million in senior notes, as well as $24.0 million drawn on available credit lines and $15.3 million in capital lease obligations. Cash and cash equivalents were $37.9 million at October 2, 2011. As noted above, Teledyne expects to pay up to $46.9 million in income taxes related to the sale of discontinued operations prior to year end 2011. The company received $3.3 million from the exercise of employee stock options in the third quarter of 2011, compared with $0.7 million. Capital expenditures for the third quarter of 2011 were $9.7 million, compared with $6.1 million. Depreciation and amortization expense for the third quarter of 2011 was $16.7 million, compared with $12.0 million.

Free Cash Flow (a) (in millions, brackets indicate use of funds)	Third Quarter 2011	Third Quarter 2010
Cash provided by operating activities from continuing operations	$52.9	$17.5
Capital expenditures for property, plant and equipment	(9.7)	(6.1)

Free cash flow	43.2	11.4
Domestic pension contribution, net of tax (b)	—	22.5

Adjusted free cash flow	$43.2	$33.9

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.
(b)	The domestic pension contribution was voluntary.

Pension

Pension expense was $1.5 million for the third quarter of 2011 compared with $1.2 million. Pension expense allocated to contracts pursuant to CAS was $2.9 million for the third quarter of 2011 compared with $2.4 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Income Taxes

The effective tax rate for the third quarter of 2011 was 30.9% compared with 31.8%. The third quarters of 2011 and 2010 included the re-measurement of unrecognized tax benefits for prior years, primarily research and development tax credits, of $2.4 million and $2.9 million, respectively. Excluding these amounts, the effective tax rates for the third quarters of 2011 and 2010, would have been 35.7% and 38.4%, respectively. The decrease primarily reflected a change in the proportion of domestic and international income.

Stock Option Compensation Expense

For the third quarter of 2011, the company recorded a total of $1.5 million in stock option expense, of which $0.5 million was recorded as corporate expense and $1.0 million was recorded in the operating segment results. For the third quarter of 2010, the company recorded a total of $1.2 million in stock option expense, of which $0.4 million was recorded as corporate expense and $0.8 million was recorded in the operating segment results.

Other

Interest expense, net of interest income, was $3.7 million for the third quarter of 2011, compared with $1.6 million, and reflected both higher debt levels and higher average interest rates. Corporate expense was $8.9 million for the third quarter of 2011, compared with $6.5 million, and primarily reflected higher compensation accruals. Other income and expense included a $4.5 million pretax charge to write off the company’s minority investment in a private company.

Outlook

Based on its current outlook, the company’s management believes that fourth quarter 2011 earnings per diluted share from continuing operations will be in the range of approximately $0.84 to $0.86. The full year 2011 earnings per diluted share from continuing operations outlook is expected to be in the range of approximately $3.66 to $3.68. Excluding net tax credits, the company’s estimated effective tax rate for 2011 is expected to be 35.0%.

For the full year 2011, we expect organic sales growth in our Instrumentation segment in both marine and environmental products. We also expect 2011 sales growth in the Aerospace and Defense Electronics segment primarily due to an acquisition made in 2010, as well as higher avionics product sales. Digital Imaging segment sales will be higher in 2011, reflecting the DALSA acquisition. Engineered Systems segment sales are projected to decline.

Interest expense will be higher in 2011 due to higher debt levels resulting from acquisitions and higher average interest rates.

Forward-Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from future deficit reduction measures, including potential automatic cuts to defense spending that may be triggered by the Budget Control Act of 2011; risks associated with acquisitions, including the company’s acquisition of DALSA Corporation; uncertainties associated with global responses to terrorism and other perceived threats; fluctuations in the price of oil and natural gas; financial market fluctuations that could negatively impact the value of the company’s pension assets; and exchange rate risks and other risks associated with the company’s international operations.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2010 Annual Report on Form 10-K. Readers, particularly those interested in investing in Teledyne Technologies, should read these risk factors.

The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne Technologies’ third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, October 27, 2011. To access the call, go to www.earnings.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, October 27, 2011.

Investor Contact:	Jason VanWees (805) 373-4542

Media Contact:	Robyn McGowan (805) 373-4540

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TELEDYNE TECHNOLOGIES INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THIRD QUARTER AND NINE MONTHS ENDED

OCTOBER 2, 2011 AND OCTOBER 3, 2010

(Unaudited - In millions, except per share amounts)

	Third Quarter 2011	Third Quarter 2010	Nine Months 2011	Nine Months 2010
Net sales	$496.4	$409.8	$1,467.4	$1,222.7
Costs and expenses:
Costs of sales	331.3	284.9	975.0	860.1
Selling, general and administrative expenses	108.3	79.0	319.0	233.0

Total costs and expenses	439.6	363.9	1,294.0	1,093.1

Income before other income and (expense) and taxes	56.8	45.9	173.4	129.6
Other income/(expense), net	(3.8)	(0.3)	(2.5)	0.9
Interest expense, net	(3.7)	(1.6)	(12.4)	(3.2)

Income from continuing operations before income taxes	49.3	44.0	158.5	127.3
Provision for income taxes	15.2	14.0	53.1	44.3

Net income from continuing operations before noncontrolling interest	34.1	30.0	105.4	83.0
Income (loss) from discontinued operations	—	0.4	(0.7)	1.0
Gain on sale of discontinued operations	—	—	113.8	—

Net income before noncontrolling interest	34.1	30.4	218.5	84.0
Less: net income attributable to noncontrolling interest	—	(0.1)	(0.1)	(0.1)

Net income attributable to Teledyne Technologies	$34.1	$30.3	$218.4	$83.9

Diluted earnings per common share:
Continuing operations (a)	$0.91	$0.81	$2.82	$2.25
Income (loss) from discontinued operations	—	0.01	(0.02)	0.03
Gain on sale of discontinued operations	—	—	3.05	—

Net income attributable to Teledyne Technologies	$0.91	$0.82	$5.85	$2.28

Weighted average diluted common shares outstanding	37.4	36.9	37.3	36.8

(a)	Includes noncontrolling interest

TELEDYNE TECHNOLOGIES INCORPORATED

SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT

FOR THE THIRD QUARTER AND NINE MONTHS ENDED

OCTOBER 2, 2011 AND OCTOBER 3, 2010

(Unaudited, - In millions)

	Third Quarter 2011	Third Quarter 2010	% Change	Nine Months 2011	Nine Months 2010	% Change
Net sales:
Instrumentation	$157.1	$142.5	10.2%	$467.7	$425.1	10.0%
Digital Imaging	95.0	30.9	207.4%	257.4	90.3	185.0%
Aerospace and Defense Electronics	171.2	155.5	10.1%	507.7	455.8	11.4%
Engineered Systems	73.1	80.9	(9.6)%	234.6	251.5	(6.7)%

Total net sales	$496.4	$409.8	21.1%	$1,467.4	$1,222.7	20.0%

Operating profit and other segment income:
Instrumentation	$32.2	$28.8	11.8%	$94.6	$83.0	14.0%
Digital Imaging	2.3	1.9	21.1%	13.8	5.6	146.4%
Aerospace and Defense Electronics	24.8	13.5	83.7%	70.8	39.0	81.5%
Engineered Systems	6.4	8.2	(22.0)%	21.6	22.3	(3.1)%

Segment operating profit and other segment income	65.7	52.4	25.4%	200.8	149.9	34.0%
Corporate expense	(8.9)	(6.5)	36.9%	(27.4)	(20.3)	35.0%
Other income/(expense), net	(3.8)	(0.3)	*	(2.5)	0.9	*
Interest expense, net	(3.7)	(1.6)	131.3%	(12.4)	(3.2)	287.5%

Income from continuing operations before income taxes	49.3	44.0	12.0%	158.5	127.3	24.5%
Provision for income taxes	15.2	14.0	8.6%	53.1	44.3	19.9%

Net income from continuing operations before noncontrolling interest	34.1	30.0	13.7%	105.4	83.0	27.0%
Income (loss) from discontinued operations	—	0.4	*	(0.7)	1.0	*
Gain on sale of discontinued operations	—	—	*	113.8	—	*

Net income before noncontrolling interest	34.1	30.4	12.2%	218.5	84.0	160.1%
Less: Net income attributable to noncontrolling interest	—	(0.1)	*	(0.1)	(0.1)	—

Net income attributable to Teledyne Technologies	$34.1	$30.3	12.5%	$218.4	$83.9	160.3%

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(Current period unaudited – in millions)

	October 2,	January 2,
	2011	2011
ASSETS
Cash and cash equivalents	$37.9	$75.1
Accounts receivable, net	281.0	254.8
Inventories, net	229.8	172.3
Deferred income taxes, net	32.0	28.4
Prepaid expenses and other assets	17.6	42.3
Assets of discontinued operations held for sale	—	75.1

Total current assets	598.3	648.0
Property, plant and equipment, net	251.8	203.4
Goodwill and acquired intangible assets, net	905.2	660.2
Other assets, net	89.0	46.2

Total assets	$1,844.3	$1,557.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$116.2	$100.6
Accrued liabilities	281.1	177.3
Current portion of long-term debt and capital leases	1.4	2.0
Liabilities of discontinued operations held for sale	—	61.3

Total current liabilities	398.7	341.2
Long-term debt and capital lease obligations	287.9	265.3
Other long-term liabilities	124.3	164.3

Total liabilities	810.9	770.8
Total stockholders’ equity	1,033.4	787.0

Total liabilities and stockholders’ equity	$1,844.3	$1,557.8

TELEDYNE TECHNOLOGIES INCORPORATED

SUMMARY OF QUARTERLY SEGMENT NET SALES AND OPERATING PROFIT (LOSS)

FOR FISCAL YEAR 2010 FROM CONTINUING OPERATIONS

REFLECTS THE SEGMENT REALIGNMENT

(Unaudited - in millions)

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010	Total Year 2010
Net sales:
Instrumentation	$134.4	$148.2	$142.5	$148.1	$573.2
Digital Imaging	29.8	29.6	30.9	32.2	122.5
Aerospace and Defense Electronics	149.9	150.4	155.5	158.9	614.7
Engineered Systems	90.8	79.8	80.9	82.3	333.8

Total net sales	$404.9	$408.0	$409.8	$421.5	$1,644.2

Operating profit (loss) and other segment income:
Instrumentation	$22.7	$31.5	$28.8	$30.9	$113.9
Digital Imaging	2.2	1.5	1.9	(0.4)	5.2
Aerospace and Defense Electronics	15.6	9.9	13.5	18.8	57.8
Engineered Systems	6.9	7.2	8.2	8.1	30.4

Segment operating profit and other segment income	$47.4	$50.1	$52.4	$57.4	$207.3

Our previously reported 2010 fiscal year segment data has been restated to reflect a revised reporting structure adopted in the fourth quarter of 2010 and also to reflect the classification of our piston engines businesses as a discontinued operation.